Form N-SAR, Sub-Item 77D

Policies with respect to security investments

Nuveen Preferred and Income Term Fund

811-22699

The Board of the above referenced fund
approved an investment policy change
which replaces the policy that the Fund
will invest at least 60% of its managed
assets in securities rated investment
grade with a the policy that the Fund will invest at least 50% of its managed assets in securities rated investment grade and up to 50% of its managed assets in securities rated below investment grade.


The changes were effective upon a
press release on 1/16/15, and such press release is attached.